Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE			July 28, 2005
BUTLER NATIONAL CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR END FINANCIAL RESULTS AND CONFERENCE CALL
70% Increase in Revenue For the Three Months to $5.3 Million 131% Increase in Revenue For the Twelve Months to $23.4 Million

[OLATHE, KANSAS], July 28, 2005 - Butler National Corporation (OTC Bulletin Board: BUKS) filed its Annual Report for the year ending April 30, 2005, on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. The Company has scheduled a conference call Friday, July 29 at 9:00 AM Central Daylight Time.

What: Butler National Corporation Fourth Quarter and Fiscal Year End Results Conference Call

When: Friday, July 29 - 9:00AM Central Daylight Time

How: Live via phone by dialing 800-936-4602. Code: Butler National Corporation. Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corporation, will be leading the call and discussing results of the fourth quarter and year end financial results, the status of existing and new business, and an outlook on fiscal 2006.

Historical selected financial data related to all operations:
	Year Ended April 30			Quarter Ended April 30
	(In thousands except per share data)			(In thousands except per share data)
	2005	2004	2003	2005	2004	2003
Net Sales	$ 23,390	$ 10,122	$ 6,285	$ 5,276	$ 3,109	$ 1,705
Operating Income	2,794	908	146	858	318	11
Net Income	2,446	735	27	774	251	(20)
Per Share Net Income	.06	.02	.00	.02	.01	(.00)
Total Assets	17,279	12,666	9,247	17,279	12,666	9,247
Long-term Obligations	2,089	1,528	1,660	2,089	1,528	1,660
Shareholders' Equity	9,319	6,657	5,694	9,319	6,657	5,694
Weighted Average Shares - Diluted	40,361	48,382	46,427	40,361	48,382	46,427
New Product Research and Development Cost	1,354	1,654	1,128	439	462	265
nr = not reported

Highlights of the report include:
  Sales for the fiscal year increased $13,268,000, (131%). Sales increased $2,167,000, (70%) for the Quarter ended April 30, 2005. Fiscal year Aircraft and Modifications sales increased $11,342,000 (202%); Avionics sales increased $1,308,000 (75%); Gaming management fees decreased $60,000, (-5%); and all Services increased $678,000, (42%).

Operating income for the fiscal year was $2,794,000 after deducting a research and development charge of $1,354,000, primarily for new products in Avionics and Aircraft Modifications.
Backlog at April 30, 2005, was $11,252,000 and at July 8, 2005, was $11,745,000 primarily for new products in Avionics and Aircraft Modifications.

Management Comments:

"This has been a successful year for Butler National. We continued to deliver significantly improved sales and earnings growth throughout 2005. Butler's 2005 financial performance improved on all major areas: revenue growth, profitability and positive operating cash flow, reflecting the strength of our strategic business model, the dedication of our team and the value of delivering high-value "Classic Aviation" products that meet our customers' critical needs. Our 2005 profitability further demonstrates the Company's performance oriented strategy and tight fiscal management. Our sales per employee were $249,000 in 2005 compared with $143,000 in 2004.

We continued our focus on Classic Aviation Products. We expensed 6% of sales on product development and showed a significant profit during a tough but improving year in the aerospace industry. We just completed our fourth profitable year, April 30, 2005. We experienced significant growth in revenues and profitability in fiscal 2005 and have continued to work on new products to stabilize our long-term revenues.

Our determination to focus Butler National Corporation on 'Classic' Aviation Products, consistent with our long and significant heritage as a manufacturer of airline avionics equipment and a modification facility for airplanes is beginning to make a positive showing on the financial statements. It is our intent to provide Classic Aviation Products that will support and promote continued safe commercial and general aviation.

We are pleased that our shipments for FY 2005 were approximately two times our backlog reported at the end of FY 2004. Currently, our backlog is in excess of $11,745,000. This backlog reflects our product development efforts and their potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

We are moving confidently into 2006 and believe we are well positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:
Jessica A. Bush, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062 Jim Drewitz, Public Relations jdrewitz@comcast.net		Ph (913) 780-9595 Fax (913) 780-5088 Ph (972) 355-6070

THE WORLDWIDE WEB: Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.